EXHIBIT 99.1

SCIVANTA MEDICAL CORPORATION ENTERS INTO AGREEMENTS FOR THE DEVELOPMENT OF THE HICKEY CARDIAC MONITORING SYSTEM

Signs development agreements with Ethox International and Applied Sciences Group regarding the catheter and software components of the Hickey Cardiac Monitoring System

SPRING LAKE, N.J., July 3, 2007 -- Scivanta Medical Corporation (OTCPK: SCVM) announced today that it has entered into development agreements regarding the Hickey Cardiac Monitoring System (HCMS). Effective June 29, 2007, Scivanta and Ethox International, Inc. entered into a development agreement whereby Ethox will provide Scivanta engineering and development support for the catheter component of the HCMS in exchange for the rights to manufacture the component upon regulatory approval and commercialization of the HCMS. Manufacturing terms will be subject to a supply agreement which will be entered into by Scivanta and Ethox upon regulatory approval of the HCMS.

Also, effective June 29, 2007, Scivanta amended its Technology License Agreement dated November 10, 2006 with The Research Foundation of the State University of New York, for and on behalf of the University of Buffalo, and Donald D. Hickey, M.D. and Clas E. Lundgren, M.D., Ph.D. Pursuant to the amended Technology License Agreement, the Foundation, Hickey and Lundgren were permitted to enter into a non-exclusive manufacturing license agreement with Ethox, also dated June 29, 2007, whereby Ethox was granted the right to manufacture the catheter component of the HCMS for Scivanta. As a result of these agreements, the development of the HCMS will now be partially funded through a technology incentive program contract awarded by the New York State Office of Science Technology and Academic Research to the Foundation and the Foundation’s company partner, Ethox. Up to $750,000 is available under this incentive program for the development of the HCMS. Ethox is required to match the $750,000 of proceeds available under the incentive program by providing $187,500 of cash and $562,500 of in-kind contributions. Pursuant to the development agreement between Scivanta and Ethox dated June 29, 2007, Scivanta will provide Ethox with the $187,500 of cash required under the technology incentive program while Ethox will provide the $562,500 of in-kind contributions. The technology incentive program funding will primarily support the catheter and software development of the HCMS by New York State based Ethox and Applied Sciences Group, Inc. (ASG).

In addition, effective July 2, 2007, Scivanta entered into a development agreement with ASG. Pursuant to the terms of this agreement, ASG will provide software engineering services to Scivanta for the continuing development of the HCMS. The fees being charged by ASG related to this agreement could range between $335,000 and $400,000.

David LaVance, President and Chief Executive Officer of Scivanta commented, “Entering into these development agreements with Ethox and ASG is an important step in commercializing the HCMS. We believe that the expertise each company possesses will be extremely valuable to Scivanta as we work towards gaining regulatory approval and commercializing the HCMS. We are also excited that Ethox and the Foundation will be able to utilize the proceeds from the technology incentive program contract to help offset the development costs associated with the HCMS.”

About Scivanta Medical Corporation

Scivanta is focused on acquiring and developing medical technologies and products which offer advantages over available medical procedures and treatments. The company has acquired the exclusive worldwide rights to develop, make and sell certain proprietary technologies known as the Hickey Cardiac Monitoring System, a minimally-invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is expected to provide the primary measurements of cardiac performance in a minimally invasive and cost-effective manner and is designed to be used outside of an intensive care setting. The HCMS is currently under development and must receive the appropriate regulatory approvals prior to commercialization. As Scivanta develops the HCMS, it expects to continue to review for acquisition other medical technologies and products that are sold, or capable of being sold, in a specialty or niche market.

About Ethox International, Inc. (www.ethoxint.com)

Ethox is a global manufacturer and provider of medical products and laboratory services. With a singular focus on servicing the needs of the worldwide healthcare industry for 40 years, Ethox offers the medical device and pharmaceutical industry a single source for all contract service needs, and provides a wide range of products to the hospital market.

About Applied Sciences Group, Inc. (www.asgrp.com)

ASG provides software engineering solutions for applications involving research, industrial and manufacturing environments, design-oriented engineering services, technical project management and training. ASG maintains a staff of engineers who provide expertise across the full spectrum of its engineering disciplines: software engineering, software quality and systems integration.

Forward-Looking Statements

Statements about the Scivanta's future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which Scivanta may participate; competition within Scivanta’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by Scivanta to successfully develop or acquire products and form new business relationships. Scivanta intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Scivanta's actual results could differ materially from expected results.

Contact:

Scivanta Medical Corporation
Tom Gifford, Chief Financial Officer
Tel.: (732) 282-1620 x15
Fax: (732) 282-1621

The Investor Relations Group
Investor Relations
James Carbonara/Dan Berg, 212-825-3210
Media Relations
Bill Douglass/Hayden Lynch, 212-825-3210